Exhibit 99.1

Longeveron Announces 2026 First Quarter Financial Results and Provides Business Update

●	On track for August 2026 top-line results from Phase 2b clinical trial (ELPIS II) evaluating laromestrocel as a potential adjunct treatment for hypoplastic left heart syndrome, a rare pediatric disease and orphan-designated indication

●	Closed a private placement of up to $30 million, with $15 million funded in the initial closing, led by Coastlands Capital with participation from Janus Henderson Investors and other healthcare focused funds

●	Company to host conference call and webcast today at 4:30 p.m. ET

MIAMI, Fla., May 13, 2026 -- Longeveron Inc. (NASDAQ: LGVN), a clinical stage biotechnology company developing cellular therapy for life-threatening, rare pediatric and chronic aging-related conditions, today reported financial results for the quarter ended March 31, 2026 and provided a business update.

“Earlier this year, we initiated a strategic repositioning of Longeveron designed to maximize shareholder value while maintaining disciplined capital allocation,” said Stephen H. Willard, Chief Executive Officer of Longeveron. “We have transitioned toward a more capital-efficient, asset-light operating model, with an increased focus on securing strategic licensing partnerships for our stem cell therapy laromestrocel in four development programs. Longeveron is approaching a series of potentially transformative milestones across these programs that have the potential to redefine the trajectory of our business, with the first catalyst, top line results from our Phase 2b clinical trial in HLHS, anticipated in August of this year.”

Development Programs

Longeveron’s investigational therapeutic candidate laromestrocel (Lomecel-B®) is a proprietary, scalable, allogeneic cellular therapy being evaluated in multiple indications.

Hypoplastic Left Heart Syndrome (HLHS) – a rare pediatric congenital heart birth defect in which the left ventricle (one of the pumping chambers of the heart) is either severely underdeveloped or missing.

●	Topline results from the Phase 2b clinical trial (ELPIS II) evaluating laromestrocel as a potential adjunct therapy for HLHS are anticipated in August 2026.

●	In May, the Company announced that the U.S. Food and Drug Administration (FDA) held a Type C meeting in late March 2026 focused on the ELPIS II Phase 2b clinic trial and upcoming data readout.

●	ELPIS II is being conducted in collaboration with the National Heart, Lung, and Blood Institute (NHLBI) through grants from the National Institutes of Health (NIH).

●	The FDA has granted laromestrocel Orphan Drug designation, Fast Track designation, and Rare Pediatric Disease designation for the treatment of HLHS.

Alzheimer’s disease (AD) – a neurodegenerative disorder that leads to progressive memory loss and death and currently has very limited therapeutic options.

●	Laromestrocel data from the Phase 2a clinical trial (CLEAR MIND) linking neuroinflammation to clinical outcomes in patients with mild Alzheimer’s disease were presented at the 18th Clinical Trials on Alzheimer’s Disease Conference (CTAD 2025) held in December 2025.

●	Results from the Phase 2a clinical trial (CLEAR MIND), which support the therapeutic potential of laromestrocel in the treatment of mild Alzheimer’s disease and provided evidence-based support for further clinical development, were published in the peer-reviewed journal Nature Medicine in March 2025.

●	Positive Type B meeting with FDA regarding pathway to BLA submission for laromestrocel in Alzheimer’s disease held in March 2025 with alignment reached on proposed trial study design, population and endpoints for a single Phase 2/3 clinical trial that, if positive, could be acceptable for BLA submission for Alzheimer’s disease.

●	The FDA has granted laromestrocel both Regenerative Medicine Advanced Therapy (RMAT) designation and Fast Track designation for the treatment of mild Alzheimer’s disease.

●	The Company is seeking to forge strategic collaborations and/or partnerships for the advancement of laromestrocel in addressing AD.

Pediatric Dilated Cardiomyopathy (PDCM) – a rare pediatric cardiovascular disease in which the muscles in one or more of the heart chambers become enlarged or stretched (dilated), with nearly 40% of children with PDCM requiring a heart transplant or dying within two years of diagnosis.

●	Longeveron’s Investigational New Drug (IND) application for its stem cell therapy laromestrocel as a potential treatment for PDCM became effective in July 2025. This IND provides for moving directly to a single Phase 2 registrational clinical trial.

●	The Company currently anticipates initiation of the Phase 2 clinical trial in 2027, with planning and preparation beginning in 2026.

Partnering Strategy

Laromestrocel represents a pipeline in a product opportunity that has delivered positive initial results from multiple clinical trials across several indications. Our stem cell therapy development programs address life-threatening conditions in the most vulnerable populations - children and the elderly: Hypoplastic Left Heart Syndrome; Alzheimer’s disease; Pediatric Dilated Cardiomyopathy and Aging-related Frailty (AF). These four initial indications address market opportunities of what we estimate to be approximately ~$1 billion, ~$5+ billion, up to ~$1 billion, and ~$4 billion, respectively. We plan to pursue a robust partnering strategy across our development programs to accelerate potential time to market, increase capital use efficiency and leverage the greater resources of larger organizations.

-	HLHS: If the Phase 2b ELPIS II trial in HLHS is successful and the trial results and other available evidence are deemed sufficient by the FDA to support filing a BLA following the readout of the top-line results, then we would intend to pursue a potential BLA filing with the FDA and a commercialization partner.

-	AD: We plan to leverage the strength of our Phase 2 data and clarity on the clinical pathway to a potential BLA for AD to engage with potential funding/commercialization partners.

-	PDCM: We plan to conduct a single Phase 2 registrational clinical trial in accordance with the Investigational New Drug (IND) application which became effective in July 2025. If this trial is successful, we would then seek to partner the program for further development and potential commercialization.

-	AF: Results from our AF Phase 2b clinical, which were published in Cell Stem Cell, further reinforce the strength and credibility of laromestrocel’s clinical data sets and provide an engagement point for discussions with potential strategic partners to further advance this important but underserved development area.

Longeveron will participate in the BIO International Convention taking place June 22-25, 2026 at the San Diego Convention Center. Stephen Willard, CEO, Dr. Joshua Hare, Founder, CSO and Executive Chairman, and Than Powell, Business Development, will host meetings with global pharmaceutical company executives to explore potential partnership and strategic opportunities for the Company’s four stem cell development programs.

First Quarter Corporate Updates

●	In January, the Company announced that the Japan Patent Office granted a patent covering potency assay methods for assessing human mesenchymal stem cells (MSCs) derived from bone marrow, adipose tissue, peripheral blood, a lung, a heart, amniotic fluid, inner organs, an amniotic membrane, an umbilical cord or a placenta or differentiated from induced pluripotent stem cells (IPSCs).

●	In February 2026, the Company announced that its Board of Directors appointed Stephen H. Willard as Chief Executive Officer. Mr. Willard has a 30+ year track record of leadership across public and private sectors as CEO of multiple biotechnology and pharmaceutical firms, with a history of delivering significant fundraises and strategic collaborations.

●	In February 2026, the Company implemented cash-saving measures to manage cash utilization and extend cash runway.

●	In March 2026, Mr. Richard Kender provided notice of his resignation from the Company’s Board of Directors and Audit Committee, effective immediately, due to his assuming the roles of Executive Chairman and Interim CEO of Seres Therapeutics, Inc.

●	In March 2026, the Company completed a private placement of up to $30 million; $15 million up front with a milestone-driven potential additional $15 million related to the results of the Company’s Phase 2b ELPIS II clinical trial in HLHS and share price. The private placement was led by Coastlands Capital with participation from Janus Henderson Investors, Logos Capital and Kalehua Capital.

2026 First Quarter Summary Financial Results

●	Revenues, Cost of Revenues and Gross Profit: Revenues for the three months ended March 31, 2026 were $0.4 million and consisted of $0.4 million of clinical trial revenues and $20,000 of contract manufacturing revenues. Revenues for the three months ended March 31, 2025 were $0.4 million and consisted of $0.3 million of clinical trial revenues and $0.1 million of contract manufacturing revenues. Clinical trial revenues for the three months ended March 31, 2026 increased $0.1 million, or 46%, when compared to the same period in 2025, as a result of greater participant demand for our Bahamas Registry Trial. Contract manufacturing revenues for the three months ended March 31, 2026 decreased $0.1 million, or 84%, when compared to the same period in 2025, driven by reduced demand for these services from our third-party client.

Related cost of revenues was $0.1 million in each of the three months ended March 31, 2026 and 2025. This resulted in a gross profit of $0.3 million in each of the three months ended March 31, 2026 and 2025.

●	General and Administrative Expenses: General and administrative expenses for the three months ended March 31, 2026 were $2.7 million, compared to $2.9 million for the same period in 2025. The $0.2 million, or 7%, decrease was primarily due to a $0.4 million reduction in personnel and related costs, reflecting lower performance achievement relating to 2025 annual cash incentive bonuses, partially offset by higher legal, accounting and consulting fees.

●	Research and Development Expenses: Research and development expenses were $2.3 million for the three months ended March 31, 2026, compared to $2.5 million for the same period in 2025. The $0.2 million, or 8%, decrease was due to lower performance achievement relating to 2025 annual cash incentive bonuses and a $0.2 million non-recurring charge for amortization expense related to patent costs recorded in the 2025 period, partially offset by a year over year increase in personnel and higher clinical spend as we prepare for ELPIS II study results in August.

●	Other Income: Other income was $39,000 and $0.2 million for the three months ended March 31, 2026 and 2025, respectively, and consisted of interest earned on money market funds. The decrease in other income of $0.2 million, or 77%, was due to declining cash balance.

●	Net Loss: Net loss was $4.7 million for the three months ended March 31, 2026, compared to $5.0 million for the three months ended March 31, 2025. The decrease of $0.3 million, or 6%, was due to the factors outlined above.

●	Cash and cash equivalents: As of March 31, 2026, the Company had cash and cash equivalents of $15.8 million. We currently anticipate our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements into the fourth quarter of 2026, based on our current operating budget and cash flow forecast. Our operating costs will continue to be substantial for the foreseeable future in connection with our ongoing activities. We intend to seek additional financing opportunities, capital raises, as well as non-dilutive funding options to support our operating plans.

Conference Call and Webcast Details:

Conference Call Number:	1.877.407.0789
Conference ID:	13759888

Call meTM Feature:	Click Here
Webcast:	Click Here

An archived replay of the webcast will be available on the “Events & Presentations” section of the Company’s website following the conference.

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing regenerative medicines to address unmet medical needs. The Company’s lead investigational product is laromestrocel (Lomecel-BTM), an allogeneic mesenchymal stem cell (MSC) therapy product isolated from the bone marrow of young, healthy adult donors. Laromestrocel has multiple potential mechanisms of action encompassing pro-vascular, pro-regenerative, anti-inflammatory, and tissue repair and healing effects with broad potential applications across a spectrum of disease areas. Longeveron is pursuing four pipeline indications: hypoplastic left heart syndrome (HLHS), Alzheimer’s disease, Pediatric Dilated Cardiomyopathy (DCM) and Aging-related Frailty. Laromestrocel development programs have received five distinct and important FDA designations: for the HLHS program - Orphan Drug designation, Fast Track designation, and Rare Pediatric Disease designation; and, for the AD program - Regenerative Medicine Advanced Therapy (RMAT) designation and Fast Track designation. For more information, visit www.longeveron.com or follow Longeveron on LinkedIn, X, and Instagram.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect management’s current expectations, assumptions, and estimates of future operations, performance and economic conditions, and involve known and unknown risks, uncertainties, and other important factors that could cause actual results, performance, or achievements to differ materially from those anticipated, expressed, or implied by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expects,” “intend,” “looks to,” “may,” “on condition,” “plan,” “potential,” “predict,” “preliminary,” “project,” “see,” “should,” “target,” “will,” “would,” or the negative thereof or comparable terminology, although not all forward-looking statements contain these words, or by discussion of strategy or goals or other future events, circumstances, or effects. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements in this release include, but are not limited to, the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results; our ability to successfully transition toward a more capital-efficient, asset-light operating model; our ability to secure one or more strategic licensing partnerships for our stem cell therapy laromestrocel in our development programs; the ability to reach alignment with the FDA on a potential path toward regulatory approval; receipt of trial results and other available evidence sufficient to support the Company filing a BLA following the readout of top-line results of the ELPIS II data; the timing and focus of our ongoing and future preclinical studies and clinical trials, and the reporting of data from those studies and trials;; market and other conditions, our cash position and need to raise additional capital, the difficulties we may face in obtaining access to capital, and the dilutive impact it may have on our investors; our financial performance, and ability to continue as a going concern; the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements; the ability of our clinical trials to demonstrate safety and efficacy of our investigational product candidates, and other positive results; the timing and focus of our ongoing and future preclinical studies and clinical trials, and the reporting of data from those studies and trials; the size of the market opportunity for certain of our investigational product candidates, including our estimates of the number of patients who suffer from the diseases we are targeting; our ability to scale production and commercialize the investigational product candidate for certain indications; the success of competing therapies that are or may become available; the beneficial characteristics, safety, efficacy and therapeutic effects of our investigational product candidates; our ability to obtain and maintain regulatory approval of our investigational product candidates in the U.S. and other jurisdictions; our plans relating to the further development of our investigational product candidates, including additional disease states or indications we may pursue; our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and our ability to avoid infringing the intellectual property rights of others; the need to hire additional personnel and our ability to attract and retain such personnel; and our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the Securities and Exchange Commission, including Longeveron’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission on March 17, 2026, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company operates in highly competitive and rapidly changing environment; therefore, new factors may arise, and it is not possible for the Company’s management to predict all such factors that may arise nor assess the impact of such factors or the extent to which any individual factor or combination thereof, may cause results to differ materially from those contained in any forward-looking statements. The forward-looking statements contained in this press release are made as of the date of this press release based on information available as of the date of this press release, are inherently uncertain, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor and Media Contact:

Derek Cole
Investor Relations Advisory Solutions
derek.cole@iradvisory.com

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Longeveron Inc.

Balance Sheets

(In thousands, except share and per share data)

	March 31, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,758	$4,661
Prepaid expenses and other current assets	1,029	686
Accounts receivable	68	104
Total current assets	16,855	5,451
Property and equipment, net	1,651	1,836
Intangible assets, net	2,238	2,285
Operating lease asset, net	448	513
Other assets	18	176
Total assets	$21,210	$10,261
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$293	$423
Accrued expenses	2,921	2,969
Current portion of lease liability	688	655
Deferred revenue	102	40
Other current liabilities	341	—
Total current liabilities	4,345	4,087
Long-term liabilities:
Long-term portion of operating lease liability	60	169
Liability related to the sale of future PRV proceeds	778	—
Other liabilities	—	330
Total long-term liabilities	838	499
Total liabilities	5,183	4,586
Stockholders’ equity:
Preferred stock, $0.001 par value per share, 4,973,025 shares authorized, no shares issued and outstanding at March 31, 2026, and December 31, 2025	—	—
Series A non-voting convertible preferred stock, $0.001 par value per share, 26,975 shares authorized, 11,873 issued and outstanding at March 31, 2026, no shares issued and outstanding at December 31, 2025	—	—
Class A common stock, $0.001 par value per share, 84,295,000 shares authorized, 29,296,386 shares issued and outstanding at March 31, 2026; 21,445,336 issued and outstanding at December 31, 2025	29	21
Class B common stock, $0.001 par value per share, 15,705,000 shares authorized, 1,484,005 shares issued and outstanding at March 31, 2026, and December 31, 2025	1	1
Additional paid-in capital	153,044	137,964
Accumulated deficit	(137,047)	(132,311)
Total stockholders’ equity	16,027	5,675
Total liabilities and stockholders’ equity	$21,210	$10,261

See accompanying notes to financial statements.

Longeveron Inc.

Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2026	2025
Revenues
Clinical trial revenue	$378	$259
Contract manufacturing lease revenue	—	6
Contract manufacturing revenue	20	116
Total revenues	398	381
Cost of revenues	134	106
Gross profit	264	275

Operating expenses
General and administrative	2,720	2,941
Research and development	2,319	2,515
Total operating expenses	5,039	5,456
Loss from operations	(4,775)	(5,181)
Other income
Other income, net	39	170
Total other income, net	39	170
Net loss	$(4,736)	$(5,011)
Basic and diluted net loss per share	$(0.19)	$(0.34)
Basic and diluted weighted average common shares outstanding	24,786,282	14,950,734

See accompanying notes to financial statements.